As filed with the Securities and Exchange Commission on July 2, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WSFS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	22-2866913
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

WSFS Bank Center 500 Delaware Avenue Wilmington, Delaware	19801
(Address of Principal Executive Offices)	(Zip Code)

WSFS FINANCIAL CORPORATION 2013 INCENTIVE PLAN

WSFS FINANCIAL CORPORATION NON-PLAN STOCK OPTION AGREEMENT

(Full title of the plans)

Stephen A. Fowle Chief Financial Officer WSFS Financial Corporation WSFS Bank Center 500 Delaware Avenue Wilmington, Delaware 19801 (302) 792-6000	Frank M. Conner III, Esq. Michael P. Reed, Esq. DLA Piper llp (us) 500 Eighth Street, NW Washington, DC 20004 (202) 799-4000
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, $0.01 par value 2013 Incentive Plan (3)	650,000	$52.33	$34,014,500	$4,639.58
Non-Plan Stock Option Agreement	250,000	$52.33	$13,082,500	$1,784.46
TOTAL	900,000	$52.33	$47,097,000	$6,424.04

(1)	Maximum number of additional shares issuable under the applicable plan, as such amount may be increased in accordance with said plan in the event of a merger, consolidation, recapitalization, stock dividend, stock split or similar event involving the registrant.
(2)	In accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), the registration fee has been calculated based upon the average of the high and low selling prices of the common stock of the registrant as reported on the Nasdaq Global Select Market on June 28, 2013.
(3)	The 2013 Incentive Plan is an amendment and restatement of the WSFS Financial Corporation 2005 Incentive Plan, as previously amended and restated, for which registration statements on Form S-8 (Commission File Nos. 333-127225, 333-146443, and 333-169548) have been filed and are effective. In accordance with General Instruction E to Form S-8, this registration statement incorporates by reference the contents of such prior registration statements.

This registration statement shall become effective automatically upon the date of filing, in accordance with Section 8(a) of the Securities Act and Rule 462 of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are omitted from this filing in accordance with the provisions of Rule 424 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing such information will be sent or given to participants in the plans as specified by Rule 428(b)(1) under the Securities Act.

Upon written or oral request, WSFS Financial Corporation (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Robert F. Mack, Senior Vice President and Controller, at the address and telephone number on the cover of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this registration statement:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(2) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013;

(3) The Company’s Current Reports on Form 8-K (except to the extent furnished) filed with the Commission on January 17, 2013, February 28, 2013, March 4, 2013, March 20, 2013, April 29, 2013.

(4) The description of common stock contained in the Company’s registration statement on Form 8-A filed under Section 12 of the Exchange Act on January 2, 1986, including all amendments or reports filed for the purpose of updating such description; and

(5) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company has authority under Delaware General Corporation Law to indemnify its directors and officers to the extent provided in such statute. The Company’s Certificate of Incorporation provides that the Company shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. In general, Delaware law permits a Delaware corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation’s request in such capacities for another enterprise against liabilities arising from conduct that such persons reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The provisions of the Delaware General Corporation Law that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought from the Company, nor is the Company aware of any threatened litigation that may result in claims for indemnification from the Company by any officer or director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington in the State of Delaware, as of July 2, 2013.

WSFS FINANCIAL CORPORATION

By:	/s/ Mark A. Turner
Mark A. Turner
President and Chief Executive Officer

We, the undersigned directors and officers of WSFS Financial Corporation, do hereby severally constitute and appoint Mark A. Turner and Stephen A. Fowle as our true and lawful attorneys and agents, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Mark A. Turner and Stephen A. Fowle may deem necessary or advisable to enable WSFS Financial Corporation to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the Registration Statement on Form S-8 relating to the registrant, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, this Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Mark A. Turner and Stephen A. Fowle shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark A. Turner		July 2, 2013
Mark A. Turner	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Stephen A. Fowle		July 2, 2013
Stephen A. Fowle	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Anat Bird		July 2, 2013
Anat Bird	Director

/s/ Charles G. Cheleden		July 2, 2013
Charles G. Cheleden	Vice Chairman and Lead Director

/s/ Jennifer W. Davis		July 2, 2013
Jennifer W. Davis	Director

/s/ Donald W. Delson		July 2, 2013
Donald W. Delson	Director

Signature	Title	Date

/s/ Eleuthère I. du Pont		July 2, 2013
Eleuthère I. du Pont	Director

/s/ Zissimos A. Frangopoulos		July 2, 2013
Zissimos A. Frangopoulos	Director

/s/ Calvert A. Morgan Jr.		July 2, 2013
Calvert A. Morgan Jr.	Director

/s/ Marvin N. Schoenhals		July 2, 2013
Marvin N. Schoenhals	Chairman

/s/ David G. Turner		July 2, 2013
David G. Turner	Director

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Registrant’s Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.1 of the registrant’s annual report on Form 10-K for the year ended December 31, 2011.

4.2	Amended and Restated Bylaws of WSFS Financial Corporation, incorporated herein by reference to Exhibit 3.2 of the registrant’s current report on Form 8-K filed on October 27, 2008.

4.3	Form of Common Stock Certificate, incorporated herein by reference to Exhibit 4.1 of the registrant’s Registration Statement on Form S-3 filed June 9, 2010.

5.1	Opinion of DLA Piper LLP (US), counsel for the registrant, regarding the legal validity of the shares of common stock being registered on this registration statement (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (included on signature page)

99.1	WSFS Financial Corporation 2013 Incentive Plan (filed herewith)

99.2	WSFS Financial Corporation Notice of Grant of Non-Plan Stock Option (filed herewith)

99.3	WSFS Financial Corporation Non-Plan Stock Option Agreement (filed herewith)

99.4	Form of Incentive Stock Option Certificate under the WSFS Financial Corporation 2013 Incentive Plan (filed herewith)

99.5	Form of Nonstatutory Stock Option Certificate under the WSFS Financial Corporation 2013 Incentive Plan (filed herewith)